EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD
--------------                      ----------------------------
Bob Ende                            General Info:   Marilynn Meek (212) 445-8451
Senior Vice President - Finance     Investor Info:  Susan Garland (212) 445-8458
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
August 5, 2004


                         COMFORCE CORPORATION ANNOUNCES
                           SECOND QUARTER 2004 RESULTS

    Revenues Rise 32.3% for Quarter and 29.3% for Six Months Over Prior Year

Woodbury, NY - August 5, 2004 -- COMFORCE Corporation (AMEX: CFS) a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its second quarter ended June 27, 2004. Revenues rose 32.3% to $117.6 million from $88.9 million for the second quarter of 2003. Sequentially, revenues increased 9.4%, compared to revenues of $107.4 million for the first quarter of 2004. The improvement in revenues was primarily attributable to the continued strong growth in PRO Unlimited. For the quarter, PRO's revenue grew to $65.6 million, a 43.1% increase over the comparable quarter last year. The Company also realized growth in certain sectors of Staff Augmentation. Technical Services, which includes Government Staffing, rose 27.6%. Service revenues in Financial Outsourcing also increased.

     Gross profit for the second quarter of 2004 was $17.7 million, or 15.1% of revenues, compared to $14.8 million, or 16.6% of revenues in the second quarter of 2003. Operating income for the second quarter was $3.2 million, compared to operating income of $1.9 million for the same quarter last year. As a percentage of sales, operating income was 2.7% in the second quarter of 2004, compared to 2.1% in the prior year's period.

     Interest expense in the second quarter of 2004 was $3.0 million, compared to $3.7 million for the second quarter of 2003. As previously announced, a reduction in the Company's public debt of approximately $70 million since June 2000, has enabled COMFORCE to reduce its annual interest expense by approximately $7.0 million, including borrowing at the lower rates available under its bank credit facilities to effectuate repurchases of public debt and by exchanging preferred equity and lower

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interest rate convertible  notes for this public debt. During the second quarter of 2003, the Company wrote-off approximately $431,000 of deferred financing costs relating to its previous credit facility.

     During the second quarter of 2003, the Company reported a gain on debt extinguishment of $983,000, which related to the repurchase of 12% Senior Notes.

     The Company recorded income from continuing operations before income taxes of $125,000 in the second quarter of 2004, compared to a loss of $(1.0) million in the same quarter last year. The Company recorded a tax provision of $60,000 in the second quarter of 2004, compared to a tax provision of $538,000 in the second quarter of 2003.

     COMFORCE reported net income of $65,000, or $0.00 per basic and diluted share for the second quarter of 2004, compared to a net loss of $(1.5) million, or $(0.10) per basic and diluted share in the second quarter of 2003.

SIX MONTHS RESULTS

     COMFORCE reported revenues of $225.0 million for the first six months of 2004, an increase of 29.3%, compared to revenues of $173.9 million for the same period last year. Revenues were favorably impacted by the continued strong performance of PRO Unlimited and certain sectors of Staff Augmentation, including Technical Services. Service revenues in Financial Outsourcing also increased.

     Operating income was $5.9 million for the first half of 2004, compared to an operating income of $4.8 million for the first half of 2003. Included in operating income for the first six months of 2003 was a $1.6 million insurance recovery related to a non-cash charge for uncollectible funding and service fees receivable.

     As previously announced, in the first quarter of 2004 the Company repurchased $13.5 million principal amount of Senior Notes resulting in a gain on debt extinguishment for the Company of $2.0 million. This compares to the Company's $8.8 million gain on debt extinguishment in the first six months of 2003 for its purchase or exchange of its 12% Senior Notes and 15% PIK Debentures.

     COMFORCE reported net income from continuing operations before income taxes for the first six months of 2004 of $1.6 million, compared to $6.4 million in the first six months of 2003. The Company recorded a tax provision of $773,000 in the first six months of 2004 and a tax provision of $3.7 million in the first six months of 2003.

     The Company recorded net income of $852,000, or $0.04 per basic and diluted share for the first six months of 2004, compared to net income of $2.7 million, or $0.15 per basic and $0.10 per diluted share for the first six months of 2003.

COMMENTS FROM MANAGEMENT

     John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "We are most pleased to have reported our second consecutive quarter of double digit revenue growth over the prior year's period.

     "In particular, we are enthusiastic concerning PRO Unlimited, which is continuing to propel our overall revenue growth. PRO was primarily responsible for the general improved revenue growth, both year-over-year and sequentially.


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     "We believe PRO's expertise in human capital  management  separates it from its competitors and has enabled it to become one of the recognized leaders in the human capital management field. The increase in revenues PRO has been realizing is being driven by Fortune 500 companies continued demand for the types of services that PRO offers.

     "We are also excited and encouraged by the strong growth we are seeing in various segments of Staff Augmentation. We have long believed that government staffing represents an excellent growth opportunity for COMFORCE and recent government funding initiatives are bearing out our beliefs. We expect that we will continue to benefit from this increased spending and our positive governmental relationships.

     "We also believe that our RightSourcing Vendor Management Services within Healthcare Support Services present strong opportunities for future revenue expansion, and we are continuing to put an emphasis on growing these areas.

     "Further, we are encouraged by the initial response that we are receiving concerning the staffing of Sarbanes-Oxley specialists and believe that this represents another niche market opportunity for COMFORCE."

     Mr. Fanning concluded, "We are pleased with our six months results and we expect to see solid performance for the balance of 2004.

     "We will continue to focus on growing all areas of our business and gaining market share with the improving economy. We intend to continue to prudently invest in our business, while controlling costs."



COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on August 5, 2004. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom,


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and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-seven (37) offices nationwide.


          To view the Company's web page visit http://www.comforce.com


Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: weakness in job growth or renewed economic malaise generally or in key industries served by the Company, such as aircraft manufacturing and information technology, a reduction in government spending in key sectors served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the recent effectiveness of new accounting rules will heighten the standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002 and $28.0 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 28, 2003 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.

                           -Financial Tables Follow -

                      COMFORCE CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations

                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                Three Months Ended               Six Months Ended
                                                             --------------------------      -------------------------
                                                               June 27,       June 29,          June 27,     June 29,
                                                                 2004         2003 (1)           2004        2003 (1)
                                                             ----------     -----------      -----------    ----------
Revenue:
   Net sales of services                                     $  117,558     $    88,860      $   224,999    $  173,947
Costs and expenses:
   Cost of services                                              99,864          74,072          190,864       144,576
   Selling, general and administrative expenses                  13,543          11,837           26,211        22,493
   Depreciation and amortization                                    997           1,059            2,026         2,104
                                                             ----------     -----------      -----------    ----------
         Total costs and expenses                               114,404          86,968          219,101       169,173
                                                             ----------     -----------      -----------    ----------
Operating income                                                  3,154           1,892            5,898         4,774
                                                             ----------     -----------      -----------    ----------
Other income (expense):
   Interest expense                                              (3,014)         (3,720)          (6,170)       (7,411)
   Write-off of deferred financing costs                              -            (431)               -          (431)
   Gain on debt extinguishment                                        -             983            1,971         8,774
   Other (expense) income, net                                      (15)            271              (57)          645
                                                             ----------     -----------      -----------    ----------
                                                                 (3,029)         (2,897)          (4,256)        1,577

Income (loss) from continuing operations before income taxes        125          (1,005)           1,642         6,351
Provision for income taxes                                           60             538              773         3,740
                                                             ----------     -----------      -----------    ----------
         Income (loss) from continuing operations                    65          (1,543)             869         2,611
                                                             ----------     -----------      -----------    ----------

   Income (loss) from discontinued operations, net of tax benefit of $16 in 2004 and tax provision of $36 and $60
         in three and six months ended June 29, 2003                  -              46              (17)           77
                                                             ----------     -----------      -----------    ----------

         Net income (loss)                                   $       65     $    (1,497)     $       852    $    2,688

Dividends on preferred stock                                        125             115              250           165
                                                             ----------     -----------      -----------    ----------

         Income available to common
           stockholders                                      $      (60)    $    (1,612)     $       602    $    2,523
                                                             ===========    ============     ============   ===========

Basic income (loss) per common share:
   Income (loss) from continuing operations                  $     0.00     $     (0.10)     $      0.04    $     0.15
   Income (loss) from discontinued operations                         -               -                -             -
                                                             ----------     -----------      -----------    ----------
   Net income (loss)                                         $     0.00     $     (0.10)     $      0.04    $     0.15
                                                             ===========    ============     ============   ===========

Diluted income (loss) per common share:
   Income (loss) from continuing operations                  $     0.00     $     (0.10)     $      0.04    $     0.10
   Income (loss) from discontinued operations                         -               -                -             -
                                                             ----------     -----------      -----------    ----------
   Net income (loss)                                         $     0.00     $     (0.10)     $      0.04    $     0.10
                                                             ===========    ============     ============   ===========
Weighted average common shares outstanding, basic                16,669          16,659           16,664        16,659
                                                             ===========    ============     ============   ===========
Weighted average common shares outstanding, diluted              16,669          16,659           17,953        27,716
                                                             ===========    ============     ============   ===========


(1) Historical results have been reclassified to reflect the sale of the customer premise equipment services niche as discontinued operations.




                     COMFORCE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets
              (in thousands, except share and per share amounts)


                                                                                       June 27,          December 28,
     Assets                                                                              2004               2003
                                                                                -------------------     ---------------
Current assets:
    Cash and cash equivalents                                                   $             2,489               7,598
    Accounts receivable, net                                                                 57,179              52,378
    Funding and service fees receivable, net                                                 24,533              23,726
    Prepaid expenses and other current assets                                                 2,650               4,026
    Net assets held for sale                                                                    869                   -
    Deferred income taxes, net                                                                1,733               1,733
                                                                                -------------------     ---------------
                 Total current assets                                                        89,453              89,461

Deferred income taxes, net                                                                    1,695               1,695
Property and equipment, net                                                                   7,054               8,499
Intangible assets, net                                                                          102                 132
Goodwill, net                                                                                32,073              32,242
Deferred financing costs, net                                                                 1,876               2,284
                                                                                -------------------     ---------------
                 Total assets                                                   $           132,253             134,313
                                                                                ===================     ===============

                     Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                            $             1,514               2,757
    Accrued expenses                                                                         42,855              42,127
                                                                                -------------------     ---------------
                 Total current liabilities                                                   44,369              44,884


Long-term debt                                                                              125,549             127,960
Other liabilities                                                                                30                  93
                                                                                -------------------     ---------------
                 Total liabilities                                                          169,948             172,937
                                                                                -------------------     ---------------
Commitments and contingencies

Stockholders' deficit:
    Common stock, $.01 par value; 100,000,000 shares authorized,
      16,679,484 and 16,659,397 shares issued and
      outstanding at June 27, 2004 and December 28, 2003, respectively                          167                 167
    Preferred stock                                                                           4,817               4,817
    Additional paid-in capital                                                               50,604              50,501
    Accumulated other comprehensive income                                                       50                  76
    Accumulated deficit                                                                     (93,333)            (94,185)
                                                                                -------------------     ---------------
                 Total stockholders' deficit                                                (37,695)            (38,624)
                                                                                -------------------     ---------------
                 Total liabilities and stockholders' deficit                    $           132,253             134,313
                                                                                ===================     ================